Exhibit 5.3

800 U.S. Bank Center 800 Willamette Street Eugene, OR 97401	Telephone: (541) 484-0188 Facsimile: (541) 484-0536 E-Mail: dgallagher@agsprp.com www.agsprp.com	Correspondence: P.O. Box 1758 Eugene, OR 97440-1758

DONALD A. GALLAGHER, JR.

March 1, 2011

Trans Union LLC

TransUnion Financing Corporation

c/o TransUnion Corp.

555 West Adams Street

Chicago, IL 60661

Re:	Registration Statement on Form S-4; Exchange Offer for $645,000,000 Aggregate Principal Amount of 11 3/8% Senior Notes due 2018, Series B

Ladies and Gentlemen:

We have acted as Oregon counsel to TransUnion Teledata LLC, an Oregon limited liability company (“Company”) in connection with issuance of up to $645,000,000 aggregate principal amount of 11 3/8% Senior Notes due 2018, Series B (“Exchange Notes”) by Trans Union LLC, a Delaware corporation, and TransUnion Financing Corporation, a Delaware corporation (“Issuers”) and the guarantees of the Exchange Notes by TransUnion Corp., TransUnion Interactive, Inc., TransUnion Healthcare, LLC, Diversified Data Development Corporation, TransUnion Rental Screening Solutions, Inc., Visionary Systems, Inc., and Company (collectively “Guarantors”), under the Indenture dated as of June 15, 2010 (“Indenture”) among the Issuers, the Guarantors and Wells Fargo Bank National Association as Trustee. The Exchange Notes are being issued under the Indenture and pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933 as amended (“Act”) filed with the Securities and Exchange Commission (“Commission”) on the date hereof (“Registration Statement”). The Exchange Notes will be issued in exchange for the Issuers’ outstanding 11 3/8% Senior Notes due 2018, Series A (“Outstanding Notes”) and the related guarantees by Guarantors on the terms set forth in the Prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon

TransUnion Corp.

March 1, 2011

certificates from an officer of Company as to factual matters without having independently verified such factual matters. We are opining herein as to the Limited Liability Company Act of the State of Oregon and the internal laws of the State of Oregon and we express no opinion with respect to the applicability thereof, or the effect thereof, of the laws of any other jurisdiction. We are giving no opinion as to any manner pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the guarantee of the Exchange Notes by Company has been duly authorized by all necessary limited liability company action of Company.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of a contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 and Article 10 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety, (g) advance waiver of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statute of limitations, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election, or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights and (l) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose

TransUnion Corp.

March 1, 2011

consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ARNOLD GALLAGHER PERCELL ROBERTS & POTTER

By:	/s/ Donald A. Gallagher, Jr.
Donald A. Gallagher, Jr.

DAG:dcs

Enclosures